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FORM 10-QSB/A

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


            Quarterly Report Under Section 13 or 15(d)
              Of the Securities Exchange Act of 1934

For Quarter Ended  March 31, 1996

Commission File Number  33-16531-D

              INTERNATIONAL AUTOMATED SYSTEMS, INC.
      (Exact name of registrant as specified in its charter)

        UTAH                              87-0447580
(State or other jurisdiction of            (IRS Employer
incorporation or organization)             Identification
No.)

                       512 South 860 East
                    American Fork, Utah 84003
             (Address of principal executive offices)

Registrant's telephone number
including area code           (801)763-9965

                    Not Applicable
               Former Address, if changed since last
report


Indicate by check mark whether the registrant (1) has
filed all reports required to be filed by Section 13 or
15(d) of the Securities Exchange Act of 1934 during the
proceeding 12 months (or such shorter period that the
registrant was required to file such reports) and (2)
has been subject to such filing requirements for the
past 90 days.  Yes   x        No


As of March 31, 1996, registrant had 9,186,100 shares of common stock, no par value per share, issued and outstanding after deducting shares held in the corporate treasury.

PART I
ITEM I - FINANCIAL STATEMENTS

     The condensed financial statements included herein have been prepared by International Automated Systems, Inc. (the "Company" or the "Registrant"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

     In the opinion of the Company, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 1996, and the results of its operations from June 30, 1995, through March 31,
1996, and from January 1,1996, through March 31, 1996, and changes in its financial position from inception through March 31, 1996, have been made. The results of its operations for such interim period is not necessarily indicative of the results to be expected for the entire year. The financial statements in this amendment have changed from those financial statements included in the prior filing on Form 10-QSB/A for the period ended March 31, 1996. The primary changes were caused by differing treatment of consulting services which the Company performed for its major shareholder during the periods shown in the financial statements.

     Registrant is a development stage company.
Historically its primary activities have been research and development for products based on high technology.
Such development has significant risks.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS

     Liquidity and Capital Resources.  As of March 31,
1996, Registrant had cash of $236,142 compared to cash of $10,049 as of June 30, 1995. Cash increased because of the sale of equity securities in the amount of $706,000 yielding net proceeds after offering expenses of approximately $680,000. Inventory increased to $189,650. As of March 31, 1996, total current assets were $455,064 and total assets were $626,043 compared to total current assets $10,049 and total assets
$86,465 as of June 30, 1995.  As of March 31, 1996,
Registrant had total liabilities of $36,764 and shareholders' equity of $497,526. As of June 30, 1995,
Registrant had total current liabilities of $153,964 and shareholders' equity of $(81,512). The sale of shares of common stock caused the increase in shareholders' equity. Funds from the sale of common stock were used to pay expenses and reduce liabilities including a note to a related party. As of March 31, 1996, the ratio of current assets to current liabilities was approximately 1.3 to one. As of June
30, 1995, the Company was technically insolvent because liabilities exceeded assets.


     Results of Operation.  For the quarter ended March
31, 1996, Registrant had total revenues of $46,200 compared to total revenues of $1,500 for the same period a year earlier. The following comparisons all relate to the three month period ended March 31, 1995.
For the quarter ended March 31, 1996, Registrant had total expenses of $213,963 compared to expenses of $120,832 during the same quarter a year earlier. The increase in income reflects funds received from sales of $44,700. Cost of sales was $24,987 and gross profit was $21,213. For the quarter ended March 31, 1996, Registrant had a net loss of $(185,616) compared to a net loss of $(119,709) for the same quarter a year earlier. The increase in net loss is attributable to the increase in general and administrative expenses and research and development expenses. Net loss per share was $(0.02) compared to $(0.01). General and administrative expenses were $51,692 and research and development expenses were $161,197 compared to $109,589 and $10,781 respectively. Total expenses were $213,963 for the quarter compared to $120,832 for the same quarter a year earlier.

For the nine period ended March 31, 1996, had total revenues $68,721 compared total revenues of $4,500 for the same period a year earlier. Revenues increase because of sales in the amount of $64,221. Cost of sales was $38,420. Gross profit was $30,301. All the following comparisons relate to the nine month period ended March 31, 1995, compared to the same nine month period a year earlier. Total expenses for nine month period ended March 31, 1996, were $395,530 compared to $152,545 for the same period a year earlier. General and administrative expenses declined to $94,705 from $120,579 for the same period a year earlier. Research and development expenses increased significantly to $298,467 compared to $30,579 for the same period a year earlier. The Company incurred substantial research and development costs in its efforts to develop its products. For the nine month period the net loss was $(358,766) compared to $(148,550) for the same period a year earlier. The loss for the ninth month period was primarily attributable to the Company's increased research and development expenses. Net loss per share was $(0.04) compared to $(0.02).

Part II.
Item 1. Legal Proceedings.

     On July 2, 1996, the Company and its president were named as defendants in a proposed class action lawsuit filed on behalf of certain shareholders seeking damages for violations of the federal securities laws. The
Complaint was claims to be brought on behalf of all persons and entities who purchased shares of common stock of the Company during the period of May 13, 1996, to June 27, 1996. The suit seeks damages based on the decrease in the Company's stock price in the trading market because the Company made allegedly material misrepresentations concerning new technology being developed. On August 8, 1996, an amended complaint was filed which increased the number of plaintiffs, added and modified certain allegations, and changed the proposed period from April 3, 1996, to June 27, 1996.
This lawsuit is in its preliminary stages. The final outcome of the litigation cannot be determined. The
Company intends to defend vigorously the litigation.
No provision for any liability that may result from any adverse adjudication has been made in the accompanying financial statements and any effect on future financial statements is unknown. The lawsuit is now captioned
Edouard Serfaty, David D. Baker, Michael Berry,
Margaret Moskes, Craig Swapp, Linda M. Baker, Robert H.
Baker, Kourosh Khalili and Ariel Tzadik, v.
International Automated Systems, Inc., and Neldon P.
Johnson, Civil No. 2:96 CV 0583 C, filed in the United
States District Court for the District of Utah, Central
Division.




Item 2. Changes in Securities.
     During the quarter Registrant issued 176,500 shares of common stock, no par value per share. The shares were sold to a approximately nineteen investors at $4.00 per share and the Company realized total proceeds of $706,000 and net proceeds of approximately $680,000.
In addition, the Company issued 3,000 shares for services.

Item 3. Defaults upon Senior Securities.
     None.

Item 4. Matters Submitted to a Vote of the Company's
Shareholders.
     None.

Item 5. Other Information.
     None.

Item 6. Exhibits, Financial Statements, Schedules and
Reports on Form 8-K.

     A. Exhibits.
        Ex.27  Financial Data Summary.

     B. Reports on Form 8-K.
        None.

Signatures

  Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date   8-14-96

International Automated Systems, Inc.


By   Neldon Johnson
President and Chief Executive Officer

By   Neldon Johnson
Chief Financial Officer





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